EXHIBIT 10.5


                      AMENDMENT TO THE P&O PRINCESS CRUISES
                           EXECUTIVE SHARE OPTION PLAN

      The first paragraph of Clause 11. (ADJUSTMENT OF OPTIONS) (ii) of the P&O Princess Cruises Executive Share Option Plan was stricken and replaced with the following:

            "(ii) the implementation by the Company of a demerger or the payment by the Company of a dividend in specie, super-dividend or other transaction which in the opinion of the Board would materially affect the value of an Option the Exercise Price, the definition of Shares and the number of Shares comprised in an Option shall be adjusted in such manner as the Board may determine is equitable provided that:"